                       ASSIGNMENT AND ASSUMPTION AGREEMENT



         This Agreement is made as of December 2, 1991, by and among Hunt Manufacturing Co., a Pennsylvania corporation ("Hunt"), Mellon Bank N.A., a national bank ("Mellon") and American Stock Transfer & Trust Company, a New York corporation ("AST")



                                   Background

                 On August 8, 1990, Hunt and Mellon entered into that certain Rights Agreement (the "Rights Agreement") with respect to which Hunt has issued the Rights. (All capitalized terms used but not otherwise defined herein have the same meaning as in the Rights Agreement.) Pursuant to the Rights Agreement, Mellon has acted as the Rights Agent. The parties hereto desire to substitute AST as successor Rights Agent, as provided herein.

                 NOW, THEREFORE, in consideration of the foregoing, and themutual agreements herein contained and intending to be legally bound, the parties hereby agree as follows:

                 Effective as of the opening of business on December 2, 1991, Mellon shall be removed as Rights Agent and AST shall be the successor Rights Agent, as provided in Section 21 of the Rights Agreement. In furtherance of the foregoing, Mellon hereby assigns and transfers to AST and its successors and assigns, all of the rights, powers and privileges of the Rights Agent under the Rights Agreement, subject to all obligations, to be effective as of the opening of business on December 2, 1991, and AST hereby accepts such assignment and agrees to be bound by the Rights Agreement as if an original party thereto.

                 Each party hereto represents and warrants that it is duly authorized to enter into this Agreement. AST further represents and warrants that it satisfies all requirements applicable to the Rights Agent set forth in the Rights Agreement.

                 Each party agrees, at any time upon request by any other party, to do, execute and deliver all such further acts, assignments or other documents as may be necessary to effectuate the purpose of this Agreement.


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         IN WITNESS HEREOF, each party has caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.


 Attest

/s/  Judith Akodler                     /s/  Rudolph M. Peins, Jr.
-----------------------------           ----------------------------------------
                                        Rudolph M. Peins, Jr.
                                        Sr. Vice President,
                                        Finance & Administration




                                        MELLON BANK N.A.
 Attest


/s/                                     /s/
-----------------------------           ----------------------------------------

                                        Title

                                        AMERICAN STOCK TRANSFER & TRUST COMPANY



 Attest

/s/                                     /s/
-----------------------------           ----------------------------------------
                                        Title